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                                                                   Exhibit 10.9





[TUMBLEWEED(R) COMMUNICATIONS CORP. LOGO]



                                February 21, 2001

Mr. Douglas A. Sabella
21771 Congress Hall Lane
Saratoga, CA  95070

Dear Doug,

I am pleased to confirm the offer extended to you to join Tumbleweed Communications Corp. in the position of President and Chief Operating Officer, reporting to me.

SALARY AND BONUS. Your starting salary will be $12,500.00 per semi-monthly pay period, which is equivalent to $300,000.00 on an annualized basis. You will also be eligible for a performance bonus in an amount to be determined after a performance review that will occur no later than the first anniversary of your employment. Until such performance review occurs you will receive minimum non-refundable quarterly bonus payments of $12,500.00 that will be credited against your performance bonus. All wages are subject to normal withholdings.

STOCK OPTIONS. As part of your compensation package, you will be granted stock options to purchase 500,000 shares of Tumbleweed common stock. The stock options are subject to a vesting schedule, whereby 25% of the options vest upon completion of one year of employment at Tumbleweed, and the remaining options vest monthly thereafter over a three-year period, for a total vesting period of four years.

TERMINATION. If Tumbleweed terminates your employment for any reason other than Cause, or in the case of a Constructive Termination, you will be entitled to receive your base salary, target bonus, and a continuation of your health benefits for a period of twelve (12) months, paid in accordance with Tumbleweed's payroll practices. You will not be entitled to any additional payments, salary, bonus, or benefits in the event of termination for Cause.

DEFINITION OF CAUSE. For purposes of this agreement, "Cause" means only: the commission of a felony by the Executive and intended to result in your substantial personal enrichment at Tumbleweed's expense, conviction of a crime involving moral turpitude, or willful failure to perform your duties to Tumbleweed, which failure is deliberate, results in injury to Tumbleweed, and continues for more than 15 days after written notice is given to you. For purposes of this definition, no act or omission is considered to have been "willful" unless it was not in good faith and you had knowledge at the time that the act or omission was not in the best interests of Tumbleweed.

DEFINITION OF CONSTRUCTIVE TERMINATION. For purposes of this agreement, "Constructive Termination" consists of diminution of duties, change in title or reporting relationship, change in location, reduction in base salary, and failure of any successor to the assets or business through any change of ownership control (as defined below) to fully assume all obligations of Tumbleweed under this agreement.

CHANGE OF OWNERSHIP CONTROL. If a change of ownership control occurs during your employment that results in your termination within ninety days after its occurrence, then upon such termination, you will receive (i) one


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year's base salary and (ii) one year's acceleration of the vesting of your then-outstanding Tumbleweed stock options. "Change of ownership control" means any sale of all or substantially all of Tumbleweed's assets, or any merger, consolidation, or stock sales that results in the holders of Tumbleweed's capital stock immediately prior to such transaction owning less than 50% of the voting power of Tumbleweed's capital stock immediately after such transaction.

REAL ESTATE LOAN. Tumbleweed shall pay on your behalf the outstanding balance of your current employer-provided real estate loan obligation, up to a maximum amount of $700,000, at such time and in such manner as you are currently obligated. Upon such payment by Tumbleweed, you will sign a mutually acceptable promissory note obligating you to repay that amount to Tumbleweed. Tumbleweed shall forgive your repayment obligation upon the fifth anniversary of your employment, if you are then employed by Tumbleweed and the aggregate value of the stock and stock options you have received from Tumbleweed is less than $10 million.

BOARD OF DIRECTORS.  You will become a member of our Board of Directors.

BENEFITS PACKAGE. Beginning on the first of the month following full time employment start date, you and your eligible dependents will be able to participate in a comprehensive benefits program including medical, dental and vision insurance.

Additionally, beginning on the first of the month following full time employment start date, you will also be able to participate in other benefit programs, including: Life and AD&D insurance; Short and Long-Term Disability insurance; and an Employee Assistance Program. Insurance premiums for employee coverage in benefit plans are paid 100% by Tumbleweed. Medical insurance premiums for eligible dependents are paid approximately 80% by Tumbleweed. Vision and Dental Insurance premiums for eligible dependents are paid 100% by Tumbleweed.

You will also be eligible to participate in a 401(k) Plan and Pre-Tax Flexible Benefits Plan. Tumbleweed matches employee contributions to the 401(k) at 100% up to 4% of base salary. Furthermore, you will be entitled to fifteen (15) days of paid time off during your first year, accruing at the rate of 10 hours per month from your date of hire, as well other paid holidays. Additionally, you will be eligible to participate in the Tumbleweed Employee Stock Purchase Plan and the Company Revenue Target Bonus Program (5% of quarterly base salary if Tumbleweed meets its revenue targets for a given quarter). Dates of eligibility for these programs are set forth in the documents governing such plans.

PROPRIETARY INFORMATION. As a condition of employment, you will be required to sign a Proprietary Information and Inventions Agreement. You should also note that, in accordance with federal law, you will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States.

Tumbleweed requests that you provide documentation on your first day at work and in any event it must be provided to Tumbleweed no later than three (3) business days of your date of hire.


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AT-WILL EMPLOYMENT. If you choose to accept this offer, please understand your employment is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Tumbleweed is free to conclude its at-will employment relationship with you at any time, with or without cause.

Doug, we hope you agree that you have a great contribution to make to Tumbleweed, and that you will find working here a rewarding experience. We look forward to a favorable reply and the opportunity of working with you to create a successful company.

To indicate your acceptance of this offer of employment, please sign and date this confirmation form and return it to Tumbleweed. This letter, along with the Tumbleweed Communications Employee Manual and the Plan Documents governing the health and welfare benefit plans, which you will receive shortly, sets forth the terms of your employment with Tumbleweed and supersedes any prior representations or agreements, whether written or oral. The terms and conditions in the Employee Manual and the Plan Documents are subject to change at any time by Tumbleweed, subject to requirements of federal, state or local law. This letter may only be modified by a written agreement signed by you and an officer of Tumbleweed.

This offer will terminate at noon on February 22, 2001.


/s/ Jeffrey C. Smith
_______________________________
Jeffrey C. Smith
Chief Executive Officer
Tumbleweed Communications Corp.


PLEASE INDICATE ACCEPTANCE OF THIS OFFER BY RETURNING THIS FORM WITH YOUR SIGNATURE.

I AGREE TO AND ACCEPT THE ENCLOSED OFFER OF EMPLOYMENT WITH TUMBLEWEED COMMUNICATIONS. MY START DATE WILL BE MARCH 1, 2001.


Doug Sabella                                  2/21/01
_______________________________               __________________________________
Printed Name                                  Date


/s/ Doug Sabella
_______________________________
Signature